FOR IMMEDIATE RELEASE

Investor Contacts:

Christopher Chai
Vice President, Treasury and Investor Relations
CV Therapeutics, Inc.
650-384-8560

Media Contacts:

John Bluth
Senior Director, Corporate Communications
CV Therapeutics, Inc.
650-384-8850

Jane Baj
Associate Director, Corporate Development
PTC Therapeutics, Inc.
(908) 222-7000 x167

PTC THERAPEUTICS AND CV THERAPEUTICS ANNOUNCE COLLABORATION AND LICENSE ARRANGEMENT

SOUTH PLAINFIELD, NJ, and PALO ALTO, CA, June 12, 2006 - PTC Therapeutics, Inc. and CV Therapeutics, Inc. (NASDAQ: CVTX) announced today that they have entered into an exclusive research collaboration and licensing arrangement for the development of orally bioavailable small molecules through the application of PTC's proprietary GEMS (Gene Expression Modulation by Small-Molecules) technology. Pursuant to the collaboration, PTC and CV Therapeutics will jointly select five targets, including targets with the potential to raise HDL, through a collaborative process of determining the applicability of the GEMS technology to targets of interest.

Under the terms of the collaboration and license agreement, CV Therapeutics will make an initial payment to PTC of $10 million. The initial payment consists of a cash upfront payment of $2 million and two loans for an aggregate of $8 million. One of the loans is forgivable over the course of the research term provided the agreement remains in effect, and the other is convertible into PTC equity. CV Therapeutics has the exclusive option to enter into one or more worldwide, exclusive licenses, on a target-by-target basis, for collaboration compounds it decides to take forward, and will be obligated to pay PTC royalties on worldwide net sales of products developed pursuant to the collaboration. If CV Therapeutics licenses and commercializes a product based on each of the five selected targets during the term of the agreement, PTC could earn milestone payments of up to $335 million if all specified development, regulatory and commercial goals are achieved over the product life cycle. PTC retains the option to co-fund research and development for increased royalties or co-promotion rights.

"We are very excited to start our collaboration with PTC, which we believe has the potential to deliver innovative oral treatments for well-validated targets in important areas of cardiovascular disease, such as dyslipidemia and diabetes, said Brent K. Blackburn, Ph.D., senior vice president, drug discovery and development of CV Therapeutics. "This alliance complements our internal research efforts with PTC's proprietary GEMS technology that allows the potential development of small molecule drugs to address challenging targets."

"We are extremely pleased to enter into this collaboration with CV Therapeutics," said Stuart Peltz, president and chief executive officer of PTC Therapeutics. "This collaboration is part of our strategy of applying our GEMS technology to therapeutic areas outside of our core research areas through collaborators who bring disease-specific expertise. With CV Therapeutics, we have a collaborator with a significant presence and experience in molecular cardiology and drug development."

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products include Ranexa(R)(ranolazine extended-release tablets) and ACEON(R) (perindopril erbumine) Tablets. Ranexa is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates. In addition, CV Therapeutics co-promotes ACEON(R), an ACE inhibitor, for reduction of the risk of cardiovascular mortality or nonfatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been approved for marketing by any regulatory authorities.

CV Therapeutics Disclosure Statement

Except for the historical information contained herein, the matters set forth in this press release, including statements as to drug research and development, clinical studies, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

About PTC

PTC is a biopharmaceutical company focused on the discovery and development of orally administered, proprietary small-molecule drugs that target post-transcriptional control processes. Post-transcriptional control processes regulate the rate and timing of protein production and are of central importance to proper cellular function. PTC has assembled proprietary technologies and extensive knowledge of post-transcriptional control processes that it applies in its drug discovery and development activities. PTC's current pipeline of clinical and preclinical product candidates addresses multiple indications, including genetic disorders, oncology, and infectious diseases.

About GEMS

Gene Expression Modulation by Small-molecules (GEMS) is PTC's novel and proprietary screening technology for the identification of small-molecules that modulate post-transcriptional control mechanisms. Compounds identified through the GEMS technology modulate gene expression by targeting the post-transcriptional control processes that act through the untranslated regions (UTRs) of messenger RNA (mRNA) molecules. GEMS was the basis for the discovery of PTC's product candidate, PTC299 and also for compounds in PTC's Hepatitis C program. PTC is using GEMS in multiple ongoing drug discovery programs.

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